Exhibit 99.4

May 31, 2006

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121-1331

RE:	Waiver under and Amendment of Indemnification Agreement

Gentlemen:

The undersigned is a party to that certain Indemnification Agreement dated                      between Sequenom, Inc. (the “Company”) and the undersigned, a copy of which is attached hereto as Exhibit A (“Indemnification Agreement”).

The undersigned is further aware that the Company has entered into an Amended and Restated Securities Purchase Agreement, dated March 30, 2006 (the “Securities Purchase Agreement”), with ComVest Investment Partners II LLC, a Delaware limited liability company, LB I Group Inc., a Delaware corporation, Pequot Private Equity Fund IV, L.P., a Delaware limited partnership, and Siemens Venture Capital GmbH (collectively, the “Purchasers”), that provides as a condition to Closing (as defined in the Securities Purchase Agreement) that each of the indemnification agreements between the Company and its current officers and directors must be amended prior to the Closing to remove the provision set forth in Section 9 of each of such agreements. Section 9 of each of the indemnification agreements provides for the right of an officer or director to require the Company under certain circumstances to obtain a letter of credit to secure the obligations of the Company to indemnify and advance expenses to such officer or director pursuant to the agreement, as more fully described in the Indemnification Agreement attached hereto as Exhibit A.

The undersigned hereby irrevocably waives any rights set forth in the second sentence of Section 8 of the Indemnification Agreement and in Section 9 of the Indemnification Agreement and acknowledges and agrees that the second sentence of Section 8 of the Indemnification Agreement and Section 9 of the Indemnification Agreement are hereby deleted in their entirety and shall be of no further force and effect after the date hereof. The undersigned further acknowledges and agrees that the sale and issuance of securities of the Company pursuant to the Securities Purchase Agreement shall not be deemed a “Change of Control” under the Indemnification Agreement.

This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. Except as expressly modified by this letter agreement, the Indemnification Agreement shall remain unmodified and in full force and effect. This letter agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware.

Acknowledged and Agreed: June 6, 2006

SEQUENOM, INC.

By:

Name:

Title:

Date: